UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Scott’s Liquid Gold–Inc.

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SCOTT’S LIQUID GOLD-INC.

4880 Havana Street

Denver, Colorado 80239

NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS

To Be Held May 12, 2009

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders of Scott’s Liquid Gold-Inc., a Colorado corporation (the “Company”), will be held at 9:00 a.m., Mountain Time, on Tuesday, May 12, 2009 at the Company’s offices, 4880 Havana Street, Denver, Colorado for the purpose of considering and acting upon the following:

(1)	The election of seven directors;

(2)	Such other matters as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 23, 2009 are entitled to notice of and to vote at the meeting.

Important notice regarding availability of proxy materials for the Annual Shareholders Meeting to be held on May 12, 2009 or any adjournment thereof: The proxy statement for the Annual Meeting, the form of proxy and the annual report to shareholders for the 2008 year are available at the Company’s website at www.scottsliquidgold.com under the “Company & Investor Relations” tab.

BY ORDER OF THE BOARD OF DIRECTORS

Dennis P. Passantino

Corporate Secretary

Denver, Colorado

April 7, 2009

THE FORM OF PROXY IS ENCLOSED. TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PREPAID, ADDRESSED ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

SCOTT’S LIQUID GOLD-INC.

4880 Havana Street

Denver, Colorado 80239

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 12, 2009

The enclosed Proxy is solicited by and on behalf of the Board of Directors of Scott’s Liquid Gold-Inc., a Colorado corporation (the “Company”), for use at the Company’s Annual Meeting of Shareholders to be held at 9:00 a.m., Mountain Time, on Tuesday May 12, 2009 at the Company’s offices, 4880 Havana Street, Denver, Colorado, or any adjournment thereof. This Proxy Statement and the accompanying form of Proxy are first being mailed or given to the shareholders of the Company on or about April 7, 2009.

Any shareholder signing and mailing the enclosed Proxy may revoke it at any time before it is voted by giving written notice of the revocation to the Company’s Corporate Secretary, by voting in person at the meeting or by filing at the meeting a later executed proxy.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

All voting rights are vested exclusively in the holders of the Company’s $0.10 par value common stock. Each share of the Company’s common stock is entitled to one vote. Cumulative voting in the election of directors is not permitted. Holders of a majority of shares entitled to vote at the meeting, when present in person or by proxy, constitute a quorum. On March 23, 2009, the record date for shareholders entitled to vote at the meeting, the Company had 10,695,000 shares of its $0.10 par value common stock issued and outstanding.

When a quorum is present, in the election of directors, those seven nominees having the highest number of votes cast in favor of their election will be elected to the Company’s Board of Directors. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. With respect to any other matter, unless a greater number of votes is required by law, a matter is approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote for such other matters, if any, so long as a quorum is present.

The following persons are the only persons known to the Company who on February 28, 2009, owned beneficially more than 5% of the Company’s common stock, its only class of outstanding voting securities:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Mark E. Goldstein 4880 Havana Street Denver, Colorado 80239	2,755,984	(1)(2)	25.4%

Scott’s Liquid Gold-Inc. Employee Stock Ownership Plan 4880 Havana Street Denver, Colorado 80239	1,224,973	(3)	11.5%

Yorktown Avenue Capital, LLC and Boston Avenue Capital, LLC 415 South Boston, 9th Floor Tulsa, Oklahoma 74103	1,578,530	(4)	14.8%

(1)	Includes 2,126,473 shares held by the Goldstein Family Partnership, Ltd., a limited partnership of which the general partner is the Goldstein Family Corporation and whose limited partners include Mark E. Goldstein, his children, a sister, and certain other relatives. Mr. Goldstein is the sole director and sole executive officer of the Goldstein Family Corporation, and he owns 100% of the outstanding stock of the Goldstein Family Corporation. Mr. Goldstein has the sole voting and disposition powers with respect to these shares of the Company owned by the Goldstein Family Partnership, Ltd. Also includes 164,519 shares underlying stock options granted by the Company and exercisable within 60 days, and 86,670 shares held by Mr. Goldstein’s minor children. Includes 52,600 shares held jointly by Mr. Goldstein and his wife, and does not include 25,890 shares of the Company’s common stock owned by Mr. Goldstein’s spouse, as to which Mr. Goldstein disclaims any beneficial ownership.
(2)	Does not include 127,934 shares held by the Company’s Employee Stock Ownership Plan attributable to Mr. Goldstein’s vested interest in the Plan as of December 31, 2008.
(3)	The five-person committee administering the Employee Stock Ownership Plan directs the voting of shares held under such Plan. The Company’s four executive officers are members of this five-person committee.
(4)	Yorktown Avenue Capital, LLC and Boston Avenue Capital, LLC are limited liability companies managed by Value Fund Advisors, LLC. This information is based upon filings by Yorktown Avenue Capital, LLC and Boston Avenue Capital, LLC with the Securities and Exchange Commission.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows as of February 28, 2009, the shares of the Company’s common stock beneficially owned by each director and executive officer of the Company and the shares beneficially owned by all of the directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Mark E. Goldstein	2,755,984	(2)(3)(4)	25.4%
Jeffrey R. Hinkle	287,282	(3)(4)(5)	2.6%
Dennis P. Passantino	185,050	(3)(4)	1.7%
Brian L. Boberick	22,125	(3)(4)	0.2%
Carl A. Bellini	118,383	(3)	1.1%
Dennis H. Field	87,355	(3)	0.8%
Jeffry B. Johnson	207,258	(3)(4)(6)	1.9%
Gerald J. Laber	77,500	(3)	.7%
All Directors and executive officers as a Group (eight persons)	3,739,687	(3)(4)	32.2%

(1)	Beneficial owners listed have sole voting and disposition power with respect to the shares shown unless otherwise indicated.
(2)	For information regarding Mr. Goldstein’s beneficial ownership of shares, see footnote 1 under the table in “Voting Securities and Principal Shareholders.”
(3)	For each named person, includes the following number of shares underlying stock options granted by the Company and exercisable within 60 days: 164,519 for Mr. Goldstein; 165,404 for Mr. Hinkle; 135,050 for Mr. Passantino, 20,125 for Mr. Boberick, 112,083 for Mr. Bellini; 83,855 for Mr. Field; 170,258 for Mr. Johnson; 77,500 for Mr. Laber; and 928,794 for directors and executive officers as a group.
(4)	Does not include shares owned by the Company’s Employee Stock Ownership Plan under which, at December 31, 2008, Mark E. Goldstein had a vested interest in 127,934 shares, Jeffrey R. Hinkle had a vested interest in 86,759 shares, Dennis P. Passantino had a vested interest in 68,090 shares, Brian L. Boberick had a vested interest in 17,470 shares, and Jeffry B. Johnson had a vested interest in 81,489 shares.
(5)	Of Mr. Hinkle’s shares, 121,878 shares are held in a revocable trust of which Mr. Hinkle and his wife are co-trustees.
(6)	Of Mr. Johnson’s shares, 32,000 are held jointly by Mr. Johnson and his wife.

There has been no change in control of the Company since the beginning of the last fiscal year, and there are no arrangements known to the Company, including any pledge of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Because of his beneficial ownership of the Company’s stock and his positions as President, Chief Executive Officer and Chairman, Mark E. Goldstein may be considered a parent (i.e., a controlling person) of the Company.

ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

Nominees

The Company’s Board of Directors consists currently of seven directors. Unless authority to vote is withheld, the persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the seven nominees for director named below. If, at the time of the Meeting, any of these nominees shall have become unavailable for any reason to serve as a director, the persons entitled to vote the proxy will vote for such substitute nominee or nominees, if any, as they determine in their discretion. If elected, the nominees for director will hold office until the next annual meeting of shareholders or until their successors are elected and qualified. The nominees for director, each of whom has consented to serve if elected, are as follows:

Name of Nominee and Position in the Company	Age	Director Since	Principal Occupation for Last Five Years
Mark E. Goldstein (Chairman of the Board, President and Chief Executive Officer)	53	1983	Chairman of the Board of the Company since February 2000, President and Chief Executive Officer of the Company since August, 1990. From 1982 to 1990, Vice President-Marketing of Company. Employed by the Company since 1978.

Jeffrey R. Hinkle (Vice President – Marketing and Sales)	55	2000	Vice President-Marketing and Sales of the Company since February 2000. Vice President of Marketing and Sales for the Company’s subsidiaries from November 1992 to 2000. Employed by the Company since 1981.

Dennis P. Passantino (Vice President – Operations and Corporate Secretary)	53	2002	Vice President – Operations and Corporate Secretary since November 2002. From 1991 to 2002, Operations Manager. Employed by the Company since 1981.

Carl A. Bellini	75	2000	Management Consultant since 1997. From 1987 to 1997, Executive Vice President and Chief Operating Officer of Revco D.S., Inc. (a large drug store chain).

Dennis H. Field	76	1991	Management Consultant since 1990. From 1984 to 1990, Executive Vice President/General Manager, Faberge USA, Inc. (mass market health and beauty aids).

Jeffry B. Johnson	63	2000	Retired. Formerly Treasurer and Chief Financial Officer of the Company from November 2000 to January 2009. From 1981 to 2000, Controller of Company. Employed by the Company since 1976.

Gerald J. Laber, CPA	65	2004	President, The Catholic Foundation for the Roman Catholic Church in Northern Colorado since January 2008. Investor and community volunteer since 2000. From 1980 to 2000 partner with Arthur Andersen L.L.P. Director with Smart Balance, Inc. and Qualmark Corporation.

All of the foregoing persons are currently directors of the Company. Their positions on standing committees of the Board of Directors are shown below under “Directors’ Meetings and Committees”.

There are no family relationships among the executive officers or directors of the Company. There are no arrangements or understandings pursuant to which any of these persons were elected as an executive officer or director.

Executive Officers

The Company has four executive officers. They are Mr. Goldstein, Mr. Hinkle, Mr. Passantino and Brian L. Boberick who is the Chief Financial Officer and Treasurer. Information regarding Mr. Goldstein, Mr. Hinkle and Mr. Passantino is stated above under “Nominees.” Information concerning Mr. Boberick is as follows:

Mr. Boberick, 53, a certified public accountant, has been the Chief Financial Officer and Treasurer of the Company since his election to these positions by the Board of Directors on February 24, 2009. Mr. Boberick was formerly Controller/Credit Manager of the Company since October 2000. While Controller/Credit Manager was involved in, among other things, the daily operations of the finance department, preparation of annual and quarterly reports to the Securities and Exchange Commission, and the Company’s relationships with lenders and others. Prior to joining the Company, Mr. Boberick was a controller at a sports marketing company, held finance positions at two other companies and was a senior auditor at an accounting firm.

The officers of the Company are elected annually at the first meeting of the Company’s Board of Directors held after each annual meeting of shareholders and serve at the pleasure of the Board of Directors.

Directors’ Meetings and Committees

During the year ended December 31, 2008, the Company had six directors meetings plus four actions by unanimous written consent. The Company’s Board of Directors has both a Compensation Committee and an Audit Committee. The Company does not have a nominating committee.

The primary responsibilities of the Compensation Committee include development of an executive compensation philosophy for the Company; origination of all executive compensation proposals; review of the appropriate mix of variable versus fixed compensation; and review of all transactions between the Company and any executive officer or director, whether or not involving compensation. The Compensation Committee operates under resolutions adopted by the Board of Directors that may constitute a charter, a copy of which was attached to the proxy statement for the 2007 Annual Meeting. There is no authority on the part of the Compensation Committee to delegate any of these functions to other persons. The Committee consists currently of three outside directors of the Company and, in addition, the Chairman of the Board of the Company. Current members of the Compensation Committee are Dennis H. Field (Chairperson), Carl A. Bellini, Gerald J. Laber, and Mark E. Goldstein (with Mr. Goldstein having no vote), each of whom is an independent director as defined in the NASDAQ rules, except for Mr. Goldstein. The Compensation Committee had two meetings during 2008.

The Compensation Committee recommends to the Company’s Board of Directors all elements of the compensation of the Company’s executive officers. In making decisions regarding the executive compensation, the Compensation Committee requests the comments of the Chief Executive Officer and the other executive officers about their compensation and considers a number of factors. In determining the executive compensation in 2007 and 2008, the Committee considered, among other things, the following matters:

Overview

•	The objectives of the Company’s compensation program.

•	What the compensation program is designed to reward.

•	Each element of the compensation.

•	How does the Company determine the amount (and, where applicable, the formula) for each element?

•	How does each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements?

Specific Factors

•	Services performed and time devoted to the corporation by the executive;

•	Amounts paid to executives in comparable companies;

•	The size and complexities of the business;

•	Successes achieved by the executive;

•	The executive’s abilities;

•	The executive’s tenure;

•	Corporate financial results;

•	Prevailing economic conditions;

•	Compensation paid to other employees of the corporation; and

•	The amount previously paid to the executive.

The Compensation Committee had previously determined that an outside consultant on compensation matters should be used once every three years to provide information about the compensation paid to the Company’s executive officers compared to compensation paid by other companies. Most recently, the Compensation Committee engaged The Hay Group in 2004 to provide this type of market analysis. The report from The Hay Group compared each element of the Company’s base salary, total cash compensation and total direct compensation for the executive officers to The Hay Group’s all company executive compensation survey and to a peer group of 14 companies in the consumer products and specialty chemical industries. The Compensation Committee has not engaged a compensation consultant in 2007 or 2008 in order to save on the costs.

The Board of Directors determines the fees paid to the non-employee directors. The Board does so without the use of a compensation consultant. The fees for the non-employee directors result from discussions between the executive officers and each of the non-employee directors as to a reasonable amount. The Company pays the same director fees to all non-employee directors.

The Audit Committee has as its primary responsibilities the appointment of the independent auditor for the Company, the pre-approval of all audit and non-audit services, and assistance to the Board of Directors in monitoring the integrity of the financial statements of the Company, the independent auditor’s qualifications, independence and performance and the Company’s compliance with legal requirements. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached as an exhibit to this proxy statement. The current members of the Audit Committee are Gerald J. Laber (Chairperson), Carl A. Bellini and Dennis H. Field. Each

member of the Audit Committee is an independent director as defined in the NASDAQ rules. Mr. Laber has the professional experience deemed necessary to qualify as an audit committee financial expert under rules of the Securities and Exchange Commission. The Audit Committee had six meetings during 2008.

Nomination Process

The Board of Directors of the Company does not have a nominating committee. The full Board of Directors performs the functions of a nominating committee. The Board of Directors believes that it does not need a separate nominating committee because the full Board is relatively small, has the time to perform the functions of selecting Board nominees and in the past has acted unanimously in regard to nominees.

In considering an incumbent director whose term of office is to expire, the Board of Directors reviews the director’s overall service during the person’s term, the number of meetings attended, level of participation and quality of performance. In the case of new directors, the directors on the Board of Directors are asked for suggestions as to potential candidates, discuss any candidates suggested by a shareholder of the Company and apply the criteria stated below. The Company may engage a professional search firm to locate nominees for the position of director of the Company. However, to date the Board of Directors has not engaged professional search firms for this purpose. A selection of a nominee by the Board of Directors requires a majority vote of the Company’s directors. The Board of Directors consists of seven members of which Carl A. Bellini, Dennis H. Field, and Gerald J. Laber are independent as defined in NASDAQ rules.

The Board seeks candidates for nomination to the position of director who have excellent decision-making ability, business experience, particularly those relevant to consumer products, personal integrity and a high reputation and who meet such other criteria as may be set forth in a writing adopted by a majority vote of the Board of Directors.

Pursuant to a policy adopted by the Board of Directors, the directors will take into consideration a director nominee submitted to the Company by a shareholder; provided that the shareholder submits the director nominee and reasonable supporting material concerning the nominee by the due date for a shareholder proposal to be included in the Company’s proxy statement for the applicable annual meeting as set forth in rules of the Securities and Exchange Commission then in effect. See “Shareholder Proposals” below.

Director Attendance at Company Annual Meetings

The Company does not have a policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of shareholders. The Company has always encouraged its directors to attend its annual meeting. In 2008, all directors attended the Company’s annual meeting of shareholders.

Stockholder Communications With the Board

Historically, the Company has not had a formal process for stockholder communications with the Board of Directors. The Company does not believe a formal process for handling stockholder communications is necessary because the Board of Directors reviews and considers all material communications from stockholders.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that reflects long-standing positions of the Company and contains additional provisions. The Code applies to all employees, including executive officers, and to directors. The Code concerns, among other things, compliance with applicable law, the avoidance of conflicts of interest, no trading by such a person if the person is aware of information that may be considered material, a prohibition on taking corporate opportunities, competing fairly and honestly, diversity as an asset, the Company’s efforts to provide a safe and healthful work environment, recordkeeping, confidentiality, proper use of Company assets and payments to government personnel. The Code sets forth steps which may be followed if there is a situation where it is difficult to know right from wrong. A copy of the Code of Business Conduct and Ethics may be obtained upon request to: Corporate Secretary, Scott’s Liquid Gold–Inc., 4880 Havana Street, Denver, Colorado 80239.

Compensation Committee Interlocks and Insider Participation

Mr. Dennis Field serves on both the Compensation Committee and the Audit Committee. From 1978 to 1982, Mr. Field was President and Chief Operating Officer of Aquafilter Corporation, a wholly-owned subsidiary of the Company which manufactured cigarette filters. After leaving Aquafilter Corporation, Mr. Field had virtually no contact with the Company from the date of his resignation to 1991 when he was asked to join the Company’s Board. Prior to 1991, he was Executive Vice President/General Manager, U.S. Division, of Faberge. Mr. Field has a distinguished career with significant consumer product companies.

During 2008, none of the Company’s executive officers served on the board or compensation committee of another entity which had one of its executive officers serve as a director of the Company or a member of the Company’s Compensation Committee.

Executive Compensation

Summary Compensation Table

The following Summary Compensation Table shows the annual and other compensation of the chief executive officer and all other executive officers of the Company at December 31, 2008, for services in all capacities provided to the Company and its subsidiaries for the past two years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary $(1)	Bonus $(2)	Stock Awards $	Option awards $(3)	Non-equity incentive plan compensation $	Non-qualified deferred compensation earnings $	All Other Compensation ($)(4)	Total $
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Mark E. Goldstein Chairman of the Board, President and Chief Executive Officer	2008	355,500		—	137	—	—	38,886	394,523
	2007	360,000	—	—	1,483	—	—	49,543	411,026
			—		—

Jeffrey R. Hinkle Vice President – Marketing and Sales	2008	199,969	—	—	160	—	—	12,493	212,622
	2007	202,500	—	—	1,483	—	—	15,232	219,215

Jeffry B. Johnson Treasurer and Chief Financial Officer until January 29, 2009	2008	168,862	—	—	2,790	—	—	13,302	184,954
	2007	171,000	—		1,483	—	—	11,271	183,754

Dennis P. Passantino Vice President – Operations and Corporate Secretary	2008	165,375	—	—	3,780	—	—	24,780	193,935
	2007	165,375	—	—	2,325	—	—	25,305	193,005

Brian L. Boberick Controller until February 2009; Treasurer and Chief Financial Officer commencing on February 24, 2009, 2009	2008	107,100	—	—	330	—	—	890	108,320

(1)	In September 2008 the Company, as a cost cutting measure, reduced the base salary of each of the following executive officers, with their consents, by 5%: Mr. Goldstein; Mr. Hinkle; and Mr. Johnson.
(2)	The Company had a bonus plan for its executive officers for the year 2008. The plan provided that an amount will be distributed to the Company’s executive officers equal to 10% of the annual before tax profit exceeding $1 million, excluding items that are infrequent, unusual, or extraordinary. Such amount, if any, for 2008 would have been divided among the Company’s executive officers as follows: President, 31%, Vice President-Marketing and Sales, 25%, Treasurer, 22%, and Vice President – Operations, 22%. In no event would a bonus have been paid unless pre-tax profits, excluding the above-mentioned items, exceeded $1,000,000 for the fiscal year, nor would any bonus have been paid on the first $1,000,000 of pre-tax earnings, excluding the above-mentioned items. The Compensation Committee of the Board of Directors has indicated that it will consider substantially the same plan for 2009 but to date has not made a determination or recommendation regarding a bonus plan for executive officers during 2009.

(3)	Amounts shown in the column “Option Awards” reflect the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2008 and December 31, 2007 in regard to stock options. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions for the stock options, please refer to Note 1(m) of the Company’s Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the executive officers.
(4)	The dollar amount of All Other Annual Compensation changes from year to year because of fluctuations in the costs of benefits and their timing. All Other Annual Compensation in the table above for 2008 and 2007 is comprised of the following:

	Mark E. Goldstein		Jeffrey R. Hinkle
	2008	2007	2008	2007
Automobile purchase (a)	$—	$—	$—	$—
Income taxes on automobile purchase (a)	—	—	—	—
Other automobile expenses	3,227	3,958	2,049	2,319
Memberships	16,126	23,009	—	—
Life insurance	2,556	2,546	1,814	1,478
Income taxes on life insurance	1,949	1,941	1,272	1,035
Medical plan (b)	7,836	8,725	1,050	3,638
Disability insurance	4,672	4,672	4,987	4,987
ESOP (c)	1,463	1,960	1,321	1,775
Other	1,057	2,732	—	—

Total other compensation	$38,886	$49,543	$12,493	$15,232

	Jeffry B. Johnson		Dennis P. Passantino		Brian L. Boberick
	2008	2007	2008	2007	2008
Automobile purchase (a)	$—	$—	$7,349	$7,349	$—
Income taxes on automobile purchase (a)	—	—	5,155	5,155	—
Other automobile expenses	1,604	2,896	1,083	818	—
Memberships	—	—	—	—	—
Life insurance	1,833	2,044	966	966	162
Income taxes on life insurance	1,288	1,434	678	678	—
Medical plan (b)	6,778	2,548	1,968	2,908	—
Disability insurance	684	845	6,487	5,938	—
ESOP (c)	1,115	1,504	1,094	1,493	728
Other	—	—	—	—	—

Total other compensation	$13,302	$11,271	$24,780	$25,305	$890

(a)	Every three to seven years, the Company may provide funds needed, plus an amount to pay resulting income taxes, to each executive officer for the purchase of an automobile. In the case of Mr. Passantino, the amount shown for 2008 and 2007 represents the lease value, and income tax on that value, for his use in 2008 and 2007 of a vehicle leased by the Company. In the first quarter of 2009, under this policy, Mr. Goldstein leased an automobile. Mr. Goldstein had previously not purchased or leased an automobile under this policy since 2000.

(b)	In addition to group life, health, hospitalization and medical reimbursement plans which generally are available to all employees, the Company has adopted a plan which provides for additional medical coverage of not more than $50,000 per year to each of the Company’s executive officers.
(c)	All Other Compensation for each of the executive officers consists of Company contributions under an Employee Stock Ownership Plan and Trust Agreement (“ESOP”). The Company may contribute annually to the ESOP cash or common stock which, in combination with any employer contribution made to the 401(k) Plan, cannot exceed 25% of all participants’ total compensation (the maximum amount currently deductible under tax laws). The Board of Directors determines whether any contributions will be made for the year. Benefits are allocated to all eligible employees according to a formula based on compensation, except that any income earned on assets of the Trust is allocated to ESOP participants based upon the value that each participant’s account bears to the total value of Trust assets.

Stock Plans

Executive officers and non-employee directors of the Company are eligible to receive stock awards under the Company’s 2005 Stock Incentive Plan as amended, which expires on March 31, 2015. The number of shares available under the 2005 Plan is 1,500,000 shares of common stock. The 2005 Plan provides for the issuance of stock awards consisting of incentive and non-qualified stock options, stock appreciation rights, restrictive stock or restrictive stock units. To date, the Company has only granted stock options under its plans. Eligible persons under the 2005 Plan are full-time and part-time employees, non-employee directors and consultants. Under the 2005 Plan, stock awards vest upon a change in control. All options granted in or prior to 2006 were 100% vested on the date of grant. Options granted after 2006 including those granted to date in 2009 vest  1/48 of the shares subject to the options each month after the date of grant and upon a change in control. The Company’s 1998 Stock Option Plan expired on November 8, 2008 and had covered 1,100,000 shares of common stock. Options under the 1998 Plan remain outstanding. The terms of the 1998 Plan are similar to those of the 2005 Plan.

Option Grants in 2008

On February 26, 2008, the Company’s Board of Directors granted five-year options for a total of 134,000 shares of common stock to employees, and executive officers at an exercise price of $0.55 per share (the closing market price on February 26, 2008). These options vest at  1/ 48 per month from the date of grant or upon a change in control as indicated above. The number of shares subject to these options were 42,000 for Mr. Johnson (replacing an expired option), 57,000 for Mr. Passantino (replacing an expired option), and 5,000 for Mr. Boberick (replacing an expired option). On November 28, 2008, the Company’s Board of Directors granted five-year options for a total of 311,750 shares of common stock to employees, executive officers, and a director at an exercise price of $0.17 per share (the closing market price on November 28, 2008) and in the case of Mr. Goldstein at an exercise price of $0.187 per share. These options vest at  1/48 per month from the date of grant or upon a change in control as indicated above. The number of shares subject to these options were 70,500 for Mr. Goldstein (replacing an expired option), 79,000 for Mr. Hinkle (replacing an expired option), 8,000 for Mr. Johnson (replacing an expired option) and 8,000 for Mr. Passantino (replacing an expired option)

Option Grants in 2009

On February 24, 2009, the Company’s Board of Directors granted five-year options, effective February 26, 2009, for a total of 90,000 shares of common stock to an executive officer and certain non-employee directors at an exercise price of $0.17 per share (the closing market price on February 26, 2009). The number of shares subject to these options were 30,000 for Mr. Laber (replacing an expired option), 30,000 for Mr. Boberick and 30,000 for Mr. Bellini. These options vest at  1/48 per month from the date of grant or upon a change in control as indicated above.

Outstanding Options

On February 22, 2008 Mr. Passantino exercised 20,000 shares of his options which were granted on February 25, 2003 at an exercise price of $0.46. No other executive officer exercised options during 2008. The Company’s stock awards to executive officers consist of only stock options. The following table summarizes information with respect to each person’s outstanding stock options at December 31, 2008.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008
	Option Awards							Stock Awards
Name (a)	Number of securities underlying unexercised options # Exercisable (b)		Number of securities underlying unexercised options # Unexercisable (c)		Equity incentive plan awards: Number of securities underlying unexercised unearned options # (d)	Option exercise price $ (e)	Option expiration date (f)	Number of shares or units of stock that have not vested # (g)	Market value of shares or units of stock that have not vested $ (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested # (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested $ (j)
Mark E. Goldstein	80,000		—		—	0.59	May 3, 2010	—	—	—	—
	50,000		—		—	0.66	Aug. 22,2010	—	—	—	—
	18,400		—		—	1.06	Dec. 13, 2010	—	—	—	—
	7,425	(1)	8,775	(1)	—	0.90	Feb. 26, 2012	—	—	—
	1,469	(4)	69,031	(4)	—	0.19	Nov. 27, 2013	—	—	—	—
Jeffrey R. Hinkle	80,000		—		—	0.54	May 3, 2010	—	—	—	—
	50,000		—		—	0.60	Aug. 22,2010	—	—	—	—
	18,400		—		—	0.96	Dec. 13, 2010	—	—	—	—
	7,425	(1)	8,775	(1)	—	0.82	Feb. 26, 2012	—	—	—	—
	1,646	(4)	77,354	(4)	—	0.17	Nov. 27, 2013	—	—	—	—
Jeffry B. Johnson	80,000		—		—	0.54	May 3, 2010	—	—	—	—
	50,000		—		—	0.60	Aug. 22,2010	—	—	—	—
	18,400		—		—	0.96	Dec. 13, 2010	—	—	—	—
	7,425	(1)	8,775	(1)	—	0.82	Feb. 26, 2012	—	—	—	—
	8,750	(3)	33,250	(3)	—	0.46	Feb. 25, 2013	—	—	—	—
	167	(4)	7,833	(4)	—	0.17	Nov. 27, 2013
Dennis P. Passantino	80,000		—		—	0.54	May 3, 2010	—	—	—	—
	5,000		—		—	0.60	Aug. 22, 2010	—	—	—	—
	18,400		—		—	0.96	Dec. 13, 2010	—	—	—	—
	12,008	(1)	14,192	(1)	—	0.82	Feb. 26, 2012	—	—	—	—
	11,875	(3)	45,125	(2)	—	0.46	Feb. 25, 2013
	167	(4)	7,833	(4)	—	0.17	Nov. 27, 2013
Brian L. Boberick	3,000		—		—	0.53	Aug. 23, 2009	—	—	—	—
	7,000		—		—	0.54	May 3, 2010	—	—	—	—
	2,000		—		—	0.96	Dec. 13, 2010	—	—	—	—
	4,583	(1)	5,417	(1)	—	0.82	Feb. 26, 2012	—	—	—	—
	1,000	(2)	2,000	(2)	—	0.82	Sep. 3, 2012	—	—	—	—
	1,042	(3)	3,958	(3)	—	0.55	Feb. 25, 2013	—	—	—	—

(1)	These options were granted on February 27, 2007 and vest 1/ 48 per month from date of grant.
(2)	These options were granted on September 4, 2007 and vest 1/ 48 per month from date of grant.
(3)	These options were granted on February 26, 2008 and vest 1/ 48 per month from date of grant.
(4)	These options were granted on November 28, 2008 and vest 1/ 48 per month from date of grant.

Compensation of Directors

Three directors are full-time executive officers of the Company and receive no additional compensation for service as a director. Carl A. Bellini, Dennis H. Field, and Gerald J. Laber were in 2008 and are currently non-employee directors. Mr. Johnson was an executive officer until January 29, 2009 and is currently a non-employee director. The Company pays $2,250 per month to each non-employee director for his services as director. The following table shows the annual and other compensation of the non-employee directors at December 31, 2008 for services to the Company for 2008.

DIRECTOR COMPENSATION FOR 2008
Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)(1)	Non-Equity Incentive Plan Compensation ($) (e)	Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($ ) (j)
Carl A. Bellini	27,000	—	—	—	—	—	27,000
Dennis H. Field	27,000	—	909	—	—	—	27,909
Gerald J. Laber	27,000	—	—	—	—	—	27,000

(1)	Amounts shown in the column “Option Awards” reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008 in regard to stock options. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions for the stock options, please refer to Note 1(m) of the Company’s Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the directors.

The following table summarizes information with respect to each non-employee director’s outstanding stock options at December 31, 2008:

	Outstanding Options at December 31, 2008
Name	Number of Securities Underlying Unexercised Options # Exercisable		Number of Securities Underlying Unexercised Options # Unexercisable		Option Exercise Price $	Option Expiration Date
Carl A. Bellini (3)	30,000		—		0.54	May 4, 2010
	30,000		—		0.60	August 22,2010
	25,000		—		0.60	August 22,2010
	22,917	(1)	27,083	(1)	0.82	February 26, 2012
Dennis H. Field	25,000		—		0.60	August 22, 2010
	45,833	(1)	54,167	(1)	0.82	February 26, 2012
	938	(2)	44,062	(2)	0.17	November 27, 2013
Gerald J. Laber (3)	30,000		—		0.76	February 25, 2009
	30,000		—		0.60	August 22,2010
	30,000		—		0.96	December 13, 2010
	13,750	(1)	16,250	(1)	0.82	February 26, 2012

(1)	These options were granted on February 27, 2007 and vest 1/ 48 per month from the date of grant.

(2)	These options were granted on November 28, 2008 and vest 1/ 48 per month from the date of grant.
(3)

The Company granted to each of Mr. Bellini and Mr. Laber on February 24, 2009 options to purchase 30,000 shares vesting  1/48 per month from the date of grant. These options are not in the table above because they were granted after December 31, 2008. In the case of Mr. Laber, these options are for the same number of shares as the options that expired on February 25, 2009.

For information on plans under which non-employee directors may receive stock awards and on the grant that stock options to non-employee directors in 2008, please see “Executive Compensation - Stock Plans” above.

CERTAIN TRANSACTIONS

The Company has indemnification agreements with each of its directors and executive officers. These agreements provide for indemnification and advancement of expenses to the full extent permitted by law in connection with any proceeding in which the person is made a party because the person is a director or officer of the Company. They also state certain procedures, presumptions and terms relevant to indemnification and advancement of expenses.

SECTION 16 REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and beneficial owners of more than 10% of the outstanding shares of the Company to file with the Securities and Exchange Commission reports regarding changes in their beneficial ownership of shares in the Company. To the Company’s knowledge, there was full compliance with all Section 16(a) filing requirements applicable to those persons for reports filed in 2008.

COMPANY ACCOUNTANTS

General

Ehrhardt, Keefe, Steiner & Hottman PC has been selected by the Audit Committee of the Board of Directors as the Company’s independent auditors for the fiscal year ended December 31, 2009. Ehrhardt, Keefe, Steiner and Hottman PC has been the Company’s independent auditors since June, 2003. A representative of Ehrhardt, Keefe, Steiner & Hottman PC is expected to be present at the Annual Meeting of Shareholders and to have the opportunity to make a statement if the representative so desires. Such representative also is expected to be available to respond to appropriate questions at that time.

REPORT OF AUDIT COMMITTEE

February 24, 2009

To the Board of Directors of Scott’s Liquid Gold-Inc.:

We have reviewed and discussed with management the Company’s audited financial statements. We have discussed with Ehrhardt, Keefe, Steiner & Hottman PC, its independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted in a rule of the Public Company Accounting Oversight Board (“PCAOB”). We have received and reviewed the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and filed with the Securities and Exchange Commission.

The Audit Committee is composed of the three directors named below, all of whom are independent directors as defined in Rule 4200(a)(15) of the NASDAQ Stock Market listing standards.

The Board has adopted a written charter for the Audit Committee.

Submitted by the members of the Audit Committee of the Board of Directors.

Gerald J. Laber, Chairman

Carl A. Bellini

Dennis H. Field

The preceding information under the caption “Report of Audit Committee” shall be deemed to be “furnished” but not “filed” with the Securities and Exchange Commission.

Disclosure of Auditor Fees

The following is a description of the fees billed to the Company by its independent auditor (Ehrhardt, Keefe, Steiner & Hottman PC) for each of the years ended December 31, 2008 and 2007.

Audit and Non-Audit Fees	2008	2007
Audit fees	$60,237	$97,449
Audit-related fees	2,603	16,839
Tax fees	2,400	2,208
All other fees	—	—

Total	$65,240	$116,496

Audit fees are for the audit of the Company’s annual financial statements and the review of the Company’s Form 10-K. Audit-related fees include required review of certain filings with the SEC, issuance of consents, review of correspondence between the Company and the SEC and services concerning internal controls. Tax fees primarily include tax compliance, tax advice, including the review of, and assistance in the preparation of, federal and state tax returns.

Policy on Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent public accountants. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The Audit Committee has delegated limited pre-approval authority to its chairperson. The chairperson is required to report any decisions to pre-approve such services to the full Audit Committee at its next meeting.

SHAREHOLDER PROPOSALS

Shareholder proposals for inclusion in the Company’s proxy materials relating to the next annual meeting of shareholders must be received by the Company on or before December 8, 2009. Also, persons named in the proxy solicited by the Board of Directors of the Company for its year 2010 annual meeting of shareholders may exercise discretionary authority on any proposal presented by a shareholder of the Company at that meeting if the Company has not received notice of the proposal by February 21, 2010.

2008 ANNUAL REPORT ON FORM 10-K

Shareholders who wish to obtain, without charge, a copy of the Company’s Form 10-K report for the year ended December 31, 2008 in the form filed with the Securities and Exchange Commission should address a written request to Dennis P. Passantino, Corporate Secretary, Scott’s Liquid Gold-Inc., 4880 Havana Street, Denver, Colorado 80239. The Company’s annual report to shareholders consists of such Form 10-K and accompanies this proxy statement.

SOLICITATION OF PROXIES

The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, proxies may be solicited by officers and other regular employees of the Company by telephone, telegraph or by personal interview for which employees will not receive additional compensation. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by such persons, and the Company may reimburse such persons for reasonable out-of pocket expenses incurred by them in so doing.

OTHER BUSINESS

As of the date of this Proxy Statement, Management was not aware that any business not described above would be presented for consideration at the meeting. If any other business properly comes before the meeting, it is intended that the shares represented by proxies will be voted in respect thereto in accordance with the judgment of the persons voting them.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

Dennis P. Passantino

Corporate Secretary

Denver, Colorado

April 7, 2009

APPENDIX A

SCOTT’S LIQUID GOLD-INC.

AUDIT COMMITTEE CHARTER

May 6, 2008

Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than two members. The members of the Audit Committee shall meet the independence requirements of the Securities and Exchange Commission.

The members of the Audit Committee shall be appointed by the Board. Audit Committee members may be replaced by the Board.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor, and shall pre-approve all audit engagement fees and terms and all non-audit services with the independent auditors. The Audit Committee shall consult with management but shall not delegate these responsibilities.

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee may form and delegate authority to subcommittees when appropriate.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee. The Company must provide appropriate funding, as determined by the Audit Committee, for payment for the services of such advisors. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit Committee shall meet with management, any internal auditors and the independent auditor in separate executive sessions at least quarterly.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls, the development, selection and disclosure of critical accounting estimates, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements.

4.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as any financial information and earnings guidance provided to analysts and rating agencies.

5.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as any off-balance sheet structures on the Company’s financial statements.

6.	Discuss with management the Company’s major financial risk exposures, if any, and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

7.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 as amended from time to time and any successor standards relating to the conduct of the audit. In particular, discuss:

(a)	The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

(b)	The management letter provided by the independent auditor and the Company’s response to that letter.

(c)	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management

Oversight of the Company’s Relationship with the Independent Auditor

8.	Review the experience and qualifications of the senior members of the independent auditor team.

9.	Obtain and review a report from the independent auditor at least annually regarding (a) the auditor’s internal quality-control procedures, (b) any material issues raised by the most recent quality-control review of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The Audit Committee shall present its conclusions to the Board and, if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

10.	Review and approve any audit and non-audit services that management of the Company propose be rendered by the firm performing the Company’s independent audit.

11.	Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the lead audit partner or even the independent auditing firm itself on a regular basis.

12.	Make a recommendation to the Board as to the Company’s hiring of any employees or former employees of the independent auditor who were engaged on the Company’s account.

13.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Compliance Oversight Responsibilities

14.	Obtain reports from management and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and any code of business conduct of the Company. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with any code of business conduct.

15.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

16.	Discuss with the Company’s counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Oversight of the Company’s Anonymous Complaint Policy

17.	Establish and oversee any anonymous complaint policy, which may be contained within any code of business conduct of the Company, regarding:

(a)	The receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

(b)	The confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor. It is not the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any between management and the independent auditor or to assure compliance with laws and regulations and the Company’s Code of Business Conduct and Ethics.

SCOTT’S LIQUID GOLD-INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 12, 2009

9:00 A.M. Mountain Time

4880 HAVANA STREET

DENVER, COLORADO 80239

Notice regarding Internet availability of proxy materials for the Annual Meeting: You can review or obtain the proxy statement, form of proxy and the Annual Report to shareholders for 2008 at the Company’s website at www.scottsliquidgold.com under the “Company & Investor Relations” tab.

Scott’s Liquid Gold-Inc. 4880 Havana Street Denver, Colorado 80239

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 12, 2009, at 9:00 A.M. Mountain Time, or any adjournment thereof.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Item 1.

By signing the proxy, you revoke all prior proxies and appoint Mark E. Goldstein, Jeffrey R. Hinkle, and Dennis P. Passantino, and each of them acting in the absence of the others, with full power of substitution, as your proxies to vote all your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

òPlease detach hereò

The Board of Directors Recommends a Vote FOR Item 1.

1. Election of directors:	01	Mark E. Goldstein	05	Dennis H. Field		Vote FOR		Vote WITHHELD
	02	Jeffrey R. Hinkle	06	Jeffry B. Johnson	☐	all nominees	☐	from all nominees
	03	Dennis P. Passantino	07	Gerald J. Laber		(except as marked)
	04	Carl A. Bellini

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	In their discretion, the Proxies are authorized to vote upon such other business as properly may come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSAL 1.

Address Change? Mark Box ☐	Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.